EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136147 on Form S-3, Registration Statement No. 333-136148 on Form S-3 and Registration Statement No. 333-136145 on Form S-8 of our report dated March 16, 2009, relating to the consolidated financial statements of Education Realty Trust, Inc. (“The Trust”) as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and the effectiveness of the Trust’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Memphis, Tennessee
March 16, 2009